The Putnam Funds

March 2018

Dear Shareholder:

We urge you, as a shareholder of Putnam High Income Securities Fund, to vote today in favor of retaining the current Putnam Investments Board of Trustees.

Voting for the Board of Trustees protects your investment from the threat of takeover

Your fund is the target of a takeover attempt by a well-known dissident firm named Bulldog Investors, LLC (“Bulldog”). This attempt is expected to take place at the April 27, 2018 annual meeting ofshareholders.

Bulldog has intentions to elect alternative trustees and undertake actions that would permanently disrupt your fund as a long-term investment.

The Board of Trustees has overseen your fund’s quality as a long-term investment

Consider these two important qualities of your fund:

Positive performance — Your fund has outperformed its benchmark over the 1-, 3-, and 5-year periods ended December 31, 2017.

Your fund is in demand — Your fund’s discount to net asset value per share has remained in single digits for the past 12 months ended February 28, 2018.

RETURN WHITE CARD: Please vote with only the white proxy card.

DISCARD GREEN CARD: Please discard any green proxy card you receive. This will deprive Bulldog of support and protect your fund.

Thank you for voting promptly. If you have any questions, please call a customer service representative at 1 (877) 536-1561.

Respectfully yours,

Robert L. Reynolds	Jameson A. Baxter
President and Chief Executive Officer	Chair, Board of Trustees
Putnam Investments	Putnam High Income Securities Fund